As filed with the Securities and Exchange Commission on September 23, 2005
Registration No. 333-125211

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JK ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	6770	87-0745202
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
5847 San Felipe
Suite 4350
Houston, Texas 77057
(713) 978-7557
(Address, including zip code, telephone number,
including area code, of registrant’s principal executive offices)

James P. Wilson
Chairman of the Board and
Chief Executive Officer
JK Acquisition Corp.
5847 San Felipe
Suite 4350
Houston, Texas 77057
(713) 978-7557
(713) 783-9750 — Facsimile
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Fred S. Stovall, Esq.	Elizabeth R. Hughes, Esq.
Robert Jeffery Cole, Esq.	Venable LLP
Patton Boggs LLP	8010 Towers Crescent Drive
2001 Ross Avenue	Suite 300
Suite 3000	Vienna, Virginia 22182
Dallas, Texas 75201	(703) 760-1600
(214) 758-1500	(703) 821-8949 — Facsimile
(214) 758-1550 — Facsimile
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☑

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Security Being Registered	Registered	per Security(1)	Offering Price(1)	Fee

Units, each consisting of one share of Common Stock, $.0001 par value, and two Warrants(2):	11,500,000 Units	$6.00	$69,000,000	$8,121

Shares of Common Stock included as part of the Units(2):	11,500,000 Shares	—	—	—	(3)

Warrants included as part of the Units(2):	23,000,000 Warrants	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in the Units(4):	23,000,000 Shares	$5.00	$115,000,000	$13,536

Sole Underwriter’s Purchase Option (“Option”)	1 Option	$100.00	$100	—	(3)

Units underlying Option (“Sole Underwriter’s Units”)(4):	700,000 Units	$7.50	$5,250,000	$618

Shares of Common Stock included as part of the Sole Underwriter’s Units(4):	700,000 Shares	—	—	—	(3)

Warrants included as part of the Sole Underwriter’s Units(4):	1,400,000 Warrants	—	—	—	(3)

Shares of Common Stock underlying the Warrants included in the Sole Underwriter’s Units(4):	1,400,000 Shares	$5.00	$7,000,000	$825

Total:			$196,250,100	$23,100	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 Units and 1,500,000 shares of Common Stock and 3,000,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the sole underwriter to cover over-allotments, if any.

(3)	No fee required pursuant to Rule 457(g).

(4)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants or the Option.

(5)	The registrant previously paid $18,976 and $2,088 of this fee on May 24, 2005 and June 1, 2005, respectively.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2005
PROSPECTUS
$60,000,000
JK Acquisition Corp.
10,000,000 Units
        JK Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring an operating business in the manufacturing, distribution or services sectors headquartered in North America.
      This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.
      Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination and                     , 2006 and will expire on                     , 2009 or earlier upon redemption.
      We have granted the sole underwriter a 45-day option to purchase up to 1,500,000 additional units solely to cover over-allotments, if any (over and above the 10,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Ferris, Baker Watts, Incorporated, the sole underwriter, for $100.00, as additional compensation, an option to purchase up to a total of 700,000 units at a per-unit offering price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.
      There is presently no public market for our units, common stock or warrants. We have applied to have our units listed on the American Stock Exchange under the symbol JKA.U, subject to official notice of listing. Once the securities comprising the units begin separate trading, the common stock and warrants will also be listed on the American Stock Exchange under the symbols JKA and JKA.WS, respectively. We cannot assure you, however, that any of such securities will be listed or, if listed, will continue to be listed on the American Stock Exchange. In the event that the securities are not listed on the American Stock Exchange, we anticipate that the units will be quoted on the OTC Bulletin Board but we cannot assure you that our securities will be so quoted or, if quoted, will continue to be quoted.
      Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds,
	Public	Discount and	Before
	Offering Price	Commissions(1)(2)	Expenses

Per unit	$6.00	$.285	$5.715
Total	$60,000,000.00	$2,850,000	$57,150,000

(1)	Includes a non-accountable expense allowance in the amount of 0.75% of the gross proceeds other than from exercise of the over-allotment option or $0.0450 per Unit ($450,000 in total)

(2)	The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust at Amegy Bank maintained by Continental Stock Transfer & Trust Company acting as a trustee as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000 ($0.12 per Unit), and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000.

     Of the net proceeds we receive from this offering, $55,050,000 ($5,505 per unit) will be deposited into a trust account at Amegy Bank maintained by Continental Stock Transfer & Trust Company acting as trustee.
      We are offering the units for sale on a firm-commitment basis. Ferris, Baker Watts, Incorporated, acting as the sole underwriter, expects to deliver our securities to investors in the offering on or about                     , 2005.
Ferris, Baker Watts
Incorporated
The date of this prospectus is                     , 2005

PROSPECTUS SUMMARY
      This summary highlights material information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to “we,” “us” or “our company” refer to JK Acquisition Corp. Unless we tell you otherwise, the information in this prospectus assumes that the sole underwriter has not exercised its over-allotment option and its purchase option.
      We are a blank check company organized under the laws of the State of Delaware on May 11, 2005. We were formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination. No person or entity either representing us or affiliated with us has taken any indirect or direct measure to search for or locate a target business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on acquiring an operating business in the manufacturing, distribution or service sectors headquartered in North America. To date, our efforts have been limited to organizational activities and activities related to this offering.
      Our management team is experienced in sourcing, structuring, financing and consummating business combinations. Through our management team and directors, we believe that we have extensive contacts and sources, including private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants, from which to generate acquisition opportunities. Our management team intends to use its transaction experience to find and evaluate potential target companies and to maintain and build on the relationships that they have developed through their years of experience in private equity and finance.
      Our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of such acquisition. We intend to effect only a single business combination with one target business.
      Our executive offices are located at 5847 San Felipe, Suite 4350, Houston, Texas and our telephone number is (713) 978-7557.
      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
      Unless we tell you otherwise, the term “business combination” as used in this prospectus means an acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. In addition, unless we tell you otherwise, the term “initial stockholder” as used in this prospectus refers to those persons who held shares of our common stock prior to the date of this prospectus. Further, unless we tell you otherwise, the term “public stockholder” as used in this prospectus refers to those persons who purchase the securities offered by this prospectus and any of our initial stockholders who purchase these securities either in this offering or afterwards provided that our initial stockholders’ status as “public stockholders” shall only exist with respect to those securities so purchased. Unless the context indicates otherwise, certain numbers in this prospectus have been rounded and, therefore, are approximate.

THE OFFERING

Securities offered	10,000,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants may trade separately beginning on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities market and small capitalization companies in general, and the trading pattern of and demand for our securities in particular. In no event will Ferris, Baker Watts, Incorporated allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option. We will also include in this Form 8-K, or amendment thereto, or in a subsequent Form 8-K, information indicating if Ferris, Baker Watts, Incorporated has allowed separate trading of the common stock and warrants prior to the 90th day after the date of this prospectus.

Common Stock:

Number outstanding before this offering	2,500,000 shares

Number to be outstanding after this offering	12,500,000 shares

Warrants:

Number outstanding before this offering	0 warrants

Number to be outstanding after this offering	20,000,000 warrants

Exercisability	Each warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The warrants will become exercisable on the later of:

• the completion of a business combination with a target business; and

• , 2006

The warrants will expire at 5:00 p.m., New York City local time, on , 2009 or earlier upon redemption.

Redemption	We may redeem the outstanding warrants: (including warrants held by Ferris, Baker Watts, Incorporated)

• in whole and not in part;

• at a price of $.01 per warrant;

• at any time after the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

• if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to warrant holders.

We have established our redemption criteria to provide warrant holders with a premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied, we may call the warrants and each warrant holder will be entitled to exercise his or her warrants prior to the date scheduled for redemption. There can be no assurance, however, that the price of the common stock will exceed $8.50 or the warrant exercise price after the redemption call is made.

Proposed American Stock Exchange symbols for our:

Units: “[JKA.U]”

Common Stock: “[JKA]”

Warrants: “[JKA.WS]”

Offering proceeds to be held in trust	$55,050,000 of the proceeds of this offering ($5.51 per unit) will be placed in a trust account at Amegy Bank maintained by Continental Stock Transfer & Trust Company, as trustee, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms described in this prospectus and (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $1,500,000, after payment of the expenses related to this offering). The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000, and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000.

We do not intend to use any material portion of the funds not held in the trust account to make a deposit or fund a “no-shop, standstill” provision with respect to a prospective business combination. However, if we elect to make such a deposit or fund such a provision, it may materially impair our ability to search for and locate a suitable target business or complete a business combination. Depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payments, whether as a result of our breach or otherwise, may result in our not having sufficient funds to continue searching for or conducting due diligence with respect to a target business. If we expend the proceeds not held in trust from this offering, management is not obligated to advance us any additional funds. Without additional financing after such an event, we may be unable to complete a business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us and not placed in the trust account.

Prior to the consummation of a business combination, there will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:

• Repayment of a $100,000 advance made by Messrs. Spickelmier and Wilson to cover offering expenses;

• Payment of up to $7,500 per month to a wholly-owned entity of Mr. Wilson for office space and administrative expenses;

• Reimbursement for any reasonable expenses incident to the offering and finding a suitable business combination; and

• Fees payable to Ferris, Baker Watts, Incorporated.

Public stockholders must approve business combination	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if: (i) a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights described below.

Conversion rights for stockholders	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account, if the business combination is approved and completed. In order to exercise this right, the public stockholders must make an affirmative election. Voting against a business combination does not automatically trigger the conversion right. In addition, public stockholders who convert their shares of stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

Liquidation if no business combination	We will dissolve and promptly distribute only to our public stockholders (and not any of our initial stockholders) the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Agreements with our initial stockholders do not permit them to participate in any liquidation distribution occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to this offering; however, they may participate in any liquidation distribution with respect to any shares of common stock issued in this offering, which they acquire in connection with or following this offering. There will be no distribution from our trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation.

Escrow of management shares	On the date of this prospectus, all of our initial stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until six months after the consummation of a business combination.

Risks
      In making your decision on whether to invest in our securities, you should take into account not only (1) the backgrounds of our management team in private equity and mergers and acquisitions, which are described in the section entitled “Management” appearing elsewhere in this prospectus and (2) the nature of our proposed business, which is described in the section entitled “Proposed Business” appearing elsewhere in this prospectus, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 8 of this prospectus.
      Except as otherwise indicated, all information in this prospectus assumes:

•	an initial public offering price of $6.00 per Unit;

•	that the total public offering price of the Units set forth on the cover of this prospectus does not exceed $60 million; and

•	assumes no exercise of the underwriter’s over-allotment option.

SUMMARY FINANCIAL DATA
      The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	May 18, 2005

	Actual	As Adjusted

Balance Sheet Data:
Working capital	$21,988	$56,571,988
Total assets	124,988	56,571,988
Total liabilities	103,000	—
Value of common stock which may be converted to cash ($5.51 per share)	—	11,004,495
Stockholders’ equity	21,988	45,567,493
      The “as adjusted” information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.
      The working capital (as adjusted) and total assets (as adjusted) amounts include the $55,050,000 being held in the trust account, which will be available to us only in connection with the consummation of a business combination within the time period described in this prospectus. The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000, and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.
      Our certificate of incorporation prohibits us from proceeding with a business combination if public stockholders owning 20% or more of the shares sold in this offering first vote against the business combination and then subsequently exercise their conversion rights. Accordingly, if public stockholders owning a majority of the shares sold in this offering approved a business combination, we may effect a business combination if public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 10,000,000 shares of common stock sold in this offering, or 1,999,000 shares of common stock, at an initial per-share conversion price of $5.51, without taking into account interest earned on the trust account if we choose to pursue the business combination, and such business combination is completed. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination; divided by

•	the number of shares of common stock sold in this offering.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following risks occur, our business, financial condition and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.
      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have any operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business as described in this prospectus. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.

If we are unable to complete a business combination and are forced to liquidate and distribute the trust account, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.
      If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants, which will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — Liquidation if no business combination.”

Since we have not yet selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of any particular target business’ operations or the industry or business in which we may ultimately operate.
      Although we intend to focus on acquiring an operating business in the manufacturing, distribution or service sectors headquartered in North America, we may acquire a company operating in any industry we choose. Additionally, we have not yet selected or approached any prospective target business. Accordingly, there is no reliable basis for you to currently evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of target businesses, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — We have not selected or approached any target business.”

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs, which could have a negative impact on our ability to consummate a business combination.
      Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative effect on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs, although we expect Mr. Wilson to devote substantial time to our business during the process of conducting due diligence on a target company with whom we have signed a term sheet for a business combination conditioned on the successful conclusion of due diligence. If our executive officers’ or directors’ other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section appearing elsewhere in this prospectus entitled “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

We may not be able to consummate a business combination within the required time frame, in which case we would be forced to liquidate.
      We must complete a business combination with a fair market value of at least 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find a suitable target business within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination.

You will not be entitled to protections normally afforded to investors of blank check companies.
      Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that we have not yet identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, upon consummation of this offering including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors of blank check companies, such as Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section appearing elsewhere in this prospectus entitled “Comparison to offerings of blank check companies.”

If third parties bring claims against us, the proceeds held in trust could be reduced and the per share liquidation price received by stockholders would be less than $5.51 per share.
      Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust fund. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. If we engage any vendor that refuses to execute such a waiver, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.51, plus interest, due to claims of such creditors. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Messrs. Wilson and Spickelmier have agreed to indemnify us against any claims by any vendor that would reduce the amount of the funds in the trust. However, we cannot assure you that Messrs. Wilson and Spickelmier will be able to satisfy those obligations.

We may issue shares of our capital stock or debt securities to complete a business combination which would reduce the equity interest of our stockholders and could likely cause a change in control of our ownership.
      Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the underwriter’s over-allotment option), there will be 15,400,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Ferris, Baker Watts, Incorporated, the sole underwriter), and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly dilute the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if the preferred stock is issued with rights senior to those afforded to our common stock;

•	could likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to service our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

      For a more complete discussion of the possible structure of a business combination, see the section appearing elsewhere in this prospectus entitled “Effecting a business combination — Selection of a target business and structuring of a business combination.”

The ability of our stockholders to exercise their conversion rights may not allow us to effectuate the most desirable business combination or optimize our capital structure.
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. Accordingly, if a business combination requires us to use substantially all of our cash to pay the purchase price, because we will not know how many stockholders may exercise such conversion rights, we may either need to reserve part of the trust fund for possible payment upon such conversion, or we may need to arrange third party financing to help fund the business combination in case a larger percentage of stockholders exercise their conversion rights than we expected. Therefore, we may not be able to consummate a business combination that requires us to use all of the funds held in the trust account as part of the purchase price, or the business combination may be more highly leveraged than desirable. As a result, we may not be able to effectuate the most attractive business combination available to us.

Our current officers and directors may resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.
      Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. Upon consummation of a business combination, the role of our key personnel in the target business cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, they are not currently obligated to do so. We anticipate that our current management will continue to serve as directors or consultants after any acquisition, which may result in a conflict of interest. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see sections appearing elsewhere in this prospectus entitled “Management — Directors and Officers” and “Management — Conflicts of Interest.”
      We will attempt to retain the management of the target business or we will recruit new management team members to join the target business. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may not have significant experience or knowledge of the industry of the target business.
      We cannot assure you that our officers and directors will have experience or sufficient knowledge relating to the industry of the target business to make an appropriate acquisition decision.

Some of our officers and directors are currently, and may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
      Some of our officers and directors are currently, and may in the future become, affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities to which they have fiduciary obligations. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections appearing elsewhere in this prospectus entitled “Management — Directors and Officers” and “Management — Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors directly or indirectly own shares of our common stock that will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.
      All of our officers and directors directly or indirectly own stock in our company, but do not have a right with respect to those shares of common stock acquired by them prior to this offering to receive distributions upon our liquidation. Additionally, James P. Wilson and Keith D. Spickelmier have agreed with Ferris, Baker Watts, Incorporated, the sole underwriter, that they will purchase up to 1,750,000 warrants at prices not to exceed $0.70 per warrant in the open market following this offering, subject to certain conditions. The shares and warrants owned by our officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business and completing a business combination within the required time frame. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

It is probable that we will only complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.
      The net proceeds from this offering will provide us with approximately $53,550,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of such acquisition. We intend to complete only a single business combination with one target business. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business; or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.
      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

None of our officers or directors have ever been a principal of, or have ever been affiliated with, a company formed with a business purpose similar to ours.
      Our officers and directors have never served as officers or directors of a development stage public company with the business purpose of raising funds to acquire an operating business. Accordingly, you may not be able to adequately evaluate their ability to successfully consummate a business combination.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.
      We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds, operating businesses and other financial buyers competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation that we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.
      Since August 2003, based upon publicly available information, approximately 31 similarly structured blank check companies have completed initial public offerings. Of these companies, only one company has consummated a business combination, while four other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 26 blank check companies with more than $1,477 million in trust that are seeking to carry out a business plan similar to our business plan. While some of those companies have specific industries or geographies that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours, which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If additional financing is required, we may be unable to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.
      Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders are required to provide any financing to us in connection with or after a business combination.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
      We have applied to list our securities on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities will continue to be listed on the American Stock Exchange. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time. If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

•	reduced liquidity with respect to our securities;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our initial stockholders, including our officers and directors, control a substantial interest in us and this may influence certain actions requiring a stockholder vote.
      Upon consummation of our offering, our initial stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock, assuming they do not purchase units in this offering. None of our initial stockholders, officers and directors has indicated to us that they intend to purchase our securities in the offering. However, two of our initial stockholders, James P. Wilson and Keith D. Spickelmier, have agreed to purchase up to 1,750,000 warrants collectively at prices not to exceed $0.70 per warrant in the open market following this offering, subject to certain conditions. Any exercise of these warrants by Messrs. Wilson and Spickelmier would increase their relative ownership percentage of us. In connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders.

Target business may be affiliated with one or more of the initial stockholders.
      We may complete a business combination with a target company with which one or more of the initial stockholders is affiliated or has been affiliated, which may give rise to a conflict of interest. For example, Mr. Wilson is a managing partner at RSTW Partners. RSTW Partners has invested in middle market companies across the United States. We may complete a business combination with a target company in which RSTW Partners has invested, which may give rise to a conflict of interest because Mr. Wilson is affiliated with RSTW Partners.

Risks Related to this Offering

Our initial stockholders paid an aggregate of $31,250, or $0.0125 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.
      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our initial stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 30.2% or $1.81 per share (the difference between the pro forma net tangible book value per share of $4.19 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination using our common stock as consideration.
      In connection with this offering, as part of the units, we will be issuing warrants to purchase 20,000,000 shares of common stock. We will also issue an option to purchase 700,000 units to Ferris, Baker Watts, Incorporated, the sole underwriter, which, if exercised, will result in the issuance of an additional 1,400,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and the option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of any shares issued to complete the business combination. Accordingly, our warrants and the option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and the option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and the option are exercised, you may experience dilution to your holdings.

If our securities are not listed on the American Stock Exchange and you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.
      We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island in the event our securities are not listed on the American Stock Exchange. If our securities are not listed on the American Stock Exchange and you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Also, if our securities are not listed on the American Stock Exchange, in order to prevent violations of states’ securities laws in resale transactions, you may engage in resale transactions only in these states and in a limited number of other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section below entitled “Underwriting — State Blue Sky Information.”
      If our securities are not listed on the American Stock Exchange and you are an institutional investor, you may purchase our securities in this offering only if you are located in a jurisdiction permitting sales of the units to institutional investors. You should consult with your own financial and legal advisors to determine if you are eligible to participate in this offering.

If our initial stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.
      Our initial stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our initial stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,500,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.
      If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,
which may make it difficult for us to complete a business combination. In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure;

•	reporting, record keeping, voting, proxy, compliance and disclosure requirements; and

•	complying with other rules and regulations.
      We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” (within the meaning of the Investment Company Act of 1940) with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the Act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

FORWARD-LOOKING STATEMENTS
      This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “would,” “could,” “plan,” “will,” “may,” “intend,” “estimate,” “potential,” “continue” or similar expressions or the negative of these terms are intended to identify forward-looking statements.
      We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations and business strategy. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.
      The information contained in this prospectus identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.
      Our forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
      We have agreed to bear all fees, disbursements and expenses in connection with this offering. We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	Over-Allotment
	Allotment Option	Option Exercised

Gross Proceeds(1)	$60,000,000	$69,000,000
Offering expenses(2)
Underwriting discount (4% of gross proceeds)(3)	2,400,000	2,760,000
Underwriting non-accountable expense allowance(3)(4)	450,000	450,000
Legal fees and expenses	400,000	400,000
Miscellaneous expenses	34,900	34,900
Printing and engraving expenses	100,000	100,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	23,100	23,100
NASD registration fee	17,000	17,000
Net proceeds
Held in trust(5)	55,050,000	63,690,000
Not held in trust(6)	1,500,000	1,500,000

Total net proceeds	$56,550,000	$65,190,000

(1)	Excludes the payment of $100 from Ferris, Baker Watts, Incorporated for its purchase option, proceeds from the sale of units under the purchase option and proceeds from exercise of any warrants.

(2)	A portion of the offering expenses have been paid from the funds we received from Messrs. Wilson and Spickelmier appearing elsewhere in this prospectus. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(3)	The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000 (or $1,380,000 if the over-allotment option is exercised), and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000.

(4)	0.75% of gross proceeds of this offering other than from exercise of the over-allotment option.

(5)	91.75% of gross proceeds without over-allotment and 92.30% of gross proceeds with the over-allotment option.

(6)	2.5% of gross proceeds without over-allotment option and 2.17% of gross proceeds with over-allotment option.

	Amount	Percentage

Use of net proceeds not held in trust(1)
Due diligence of prospective target business	$340,000	22.7%
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination(1)	500,000	33.3%
Payment of administrative fee to 4350 Management, LLC ($7,500 per month for two years)(1)	180,000	12.0%
Legal and accounting fees relating to SEC reporting obligations(1)	100,000	6.7%
Working capital to cover miscellaneous expenses, D&O insurance and reserves(1)	380,000	25.3%

Total Net Proceeds Not Held in Trust(1)	$1,500,000	100.0%

(1)	These expenses are estimates only. Our actual expenditures for some or all of these items may differ substantially from those set forth herein.

      We do not intend to use any material portion of the funds not held in the trust account to make a deposit or fund a “no-shop, standstill” provision with respect to a prospective business combination. However, if we elect to make such a deposit or fund such a provision, it may materially impair our ability to search for and locate a suitable target business. Depending on the size of such payment and the amount of funds already expended for due diligence and related expenses, our forfeiture of such payments, whether as a result of our breach or otherwise, may result in our not having sufficient funds to continue searching for or conducting due diligence with respect to a target business or complete a business combination. If we expend the proceeds not held in trust from this offering, management is not obligated to advance us any additional funds. Without additional financing after such an event, we may be unable to complete a business combination.
      $55,050,000, or $63,690,000 if the underwriter’s over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Amegy Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination and our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000, and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000. Any amounts not paid as consideration to the sellers of the target business or to the sole underwriter for deferred underwriting fees and expenses may be used to finance operations of the target business. We expect that the operating expenses of a target business may include some or all of the following: capital expenditures, expenditures for future projects, general ongoing expenses including supplies and payroll, expanding markets and strategic acquisitions or alliances.
      The payment to 4350 Management, LLC, a wholly-owned entity of James P. Wilson, of a monthly fee of $7,500 is for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Houston, Texas. This arrangement is being agreed to by 4350 Management, LLC for our benefit and is not intended to provide James P. Wilson compensation in lieu of a salary. We believe, based on rents and fees for similar services in Houston, Texas, that the fee charged by 4350 Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay this monthly fee.
      We intend to use the excess working capital (approximately $380,000) for director and officer liability insurance premiums (approximately $50,000), with the balance of $330,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our initial stockholders in connection with activities on our behalf as described below. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.
      To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.
      James P. Wilson, our Chairman of the Board and Chief Executive Officer, and Keith D. Spickelmier, our President, have advanced to us a total of $100,000, on a non-interest bearing basis, which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee, the American Stock Exchange listing fee and legal fees and expenses. The advances will be payable on the earlier of May 18, 2006 and the consummation of this offering. The advances will be repaid out of the proceeds of this offering not being placed in trust.

      The net proceeds of this offering not held in the trust account and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less, so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.
      We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.
      We intend to allocate a portion of the proceeds not held in trust for expenses incurred in examining and evaluating prospective target businesses. Mr. Wilson will supervise this process and we expect that he will devote substantial time to our business once we have signed a term sheet with a target business that provides for a business combination conditioned upon among other things, the completion of due diligence. We anticipate that Mr. Wilson will be assisted in his efforts by the Company, together with the Company’s outside attorneys, accountants and other representatives. Other than 4350 Management, LLC, we will not pay compensation of any kind (including finder’s and consulting fees) to the Company’s directors, officers, employees, stockholders or their respective affiliates in connection with their performance of due diligence of prospective target companies. However, they will receive reimbursement for any out-of-pocket expenses they incur in conducting due diligence.
      No compensation of any kind (including finders and consulting fees) will be paid to any of our existing stockholders, or, any of their affiliates, other than to 4350 Management, LLC, in connection with the general and administrative services arrangement for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event that a business combination is consummated, then such out-of pocket expenses will become obligations of the post-business combination entity.
      Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay 4350 Management, LLC the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder’s and consulting fees) will be paid to any of our initial stockholders, our officers or directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.
      A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

DILUTION
      The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.
      At May 18, 2005, our net tangible book value was $21,988, or approximately $0.01 per share of common stock. After giving effect to the sale of 10,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at May 18, 2005 would have been $44,067,493 or $4.19 per share, representing an immediate increase in net tangible book value of $4.18 per share to the initial stockholders and an immediate dilution of $1.81 per share or 30.2% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is $11,004,495 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering. In addition, if we consummate a business combination, we are obligated to pay the sole underwriter (i) an additional fee equal to 2% of the gross proceeds of this offering, or $1,200,000 (or $1,380,000 if the underwriters over-allotment option is exercised), and (ii) an additional non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or $300,000, out of the proceeds held in the trust account.
      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price	$6.00
Net tangible book value before this offering	$0.01
Increase attributable to new investors	$4.18
Pro forma net tangible book value after this offering	$4.19

Dilution to new investors	$1.81

      The following table sets forth information with respect to our initial stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percentage	Amount	Percentage	per Share

Initial stockholders	2,500,000	20.0%	$31,250	0.052%	$0.0125
New investors	10,000,000	80.0%	$60,000,000	99.948%	$6.00
	12,500,000	100.0%	$60,031,250	100.0%

      The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$21,988
Proceeds from this offering	56,550,000
Less: Proceeds held in trust subject to conversion to cash ($55,050,000 × 19.99%)	(11,004,495)
Less: Deferred underwriting discount and non-accountable expense	(1,500,000)

$44,067,493

Denominator:
Shares of common stock outstanding prior to this offering	2,500,000
Shares of common stock included in the units offered	10,000,000
Less: Shares subject to conversion (10,000,000 × 19.99%)	(1,999,000)

10,501,000

DIVIDEND POLICY
      We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, Delaware law, and other factors that our board of directors deems relevant.
CAPITALIZATION
      The following table sets forth our capitalization as at May 18, 2005, and as adjusted to give effect to certain additional issuances of common stock to our directors, the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	May 18, 2005

	Actual	As Adjusted

Common stock, $0.0001 par value, -0- and 1,999,000 shares which are subject to possible conversion, shares at conversion value	$—	$11,004,495

Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value, 50,000,000 shares authorized; 2,000,000 shares issued and outstanding and 10,501,000 shares issued and outstanding (excluding 1,999,000 shares subject to possible conversion), as adjusted	200	1,050
Additional paid-in capital	24,800	45,569,455
Deficit accumulated during the development stage	(3,012)	(3,012)

Total stockholders’ equity	21,988	45,567,493

Total capitalization	$21,988	$56,571,988

      If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following is a discussion and analysis of our financial condition, results of operations and liquidity and capital resources. This section should be read together with our audited financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this prospectus.
      JK Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business. We do not have any specific business combination under consideration, and we have not had any preliminary contacts or discussions with any target business regarding a business combination. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.
      We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.
      James P. Wilson, our Chairman of the Board and Chief Executive Officer, and Keith D. Spickelmier, our President, have advanced to us a total of $100,000, which will be used to pay a portion of the expenses of this offering with respect to the SEC registration fee, the NASD registration fee, and legal fees and expenses.
      We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $600,000 and underwriting discounts of approximately $2,850,000, will be approximately $56,550,000, or $65,190,000 if the underwriter’s over-allotment option is exercised in full. Of this amount, $55,050,000, or $63,690,000 if the underwriter’s over-allotment option is exercised in full, will be held in trust and the remaining $1,500,000 in either event will not be held in trust. We will use substantially all of the net proceeds of this offering not being held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. To the extent that our capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, and exclusive of the expenses related to this offering, we anticipate approximately $340,000 of expenses for the due diligence and investigation of a target business, $500,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for the administrative fee payable to 4350 Management, LLC ($7,500 per month for two years), $100,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $380,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $50,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. We would only consummate such a financing simultaneously with the consummation of a business combination.
      We are obligated, commencing on the date of this prospectus, to pay to 4350 Management, LLC, a wholly-owned entity of James P. Wilson, a monthly fee of $7,500 for certain administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Houston, Texas. In addition, on May 18, 2005, James P. Wilson and Keith D. Spickelmier advanced $100,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The advances will be payable on the earlier of May 18, 2006 and the consummation of this offering. The advances will be repaid out of the proceeds of this offering not being placed in trust.
      We have agreed to sell for $100.00 to Ferris, Baker Watts, Incorporated an option to purchase up to a total of 700,000 units at a per-unit price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,160,000, using an expected life of four years, volatility of 38.6% and a risk-free interest rate of 3.85%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility calculation of 38.6% is based on a basket of companies with similar capitalization sizes that trade in the U.S. because our management believes that this volatility is a reasonable benchmark to use in estimating the expected volatility for our common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option.
Quantitative and Qualitative Disclosures About Market Risk
      Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. $55,050,000 of the net offering proceeds will be deposited into a trust account at Amegy Bank maintained by Continental Stock Transfer & Trust Company. The $55,050,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less. Thus, we are subject to market risk primarily through the effect of changes in interest rates on government securities. The effect of other changes, such as foreign exchange rates, commodity prices and/or equity prices, does not pose significant market risk to us.

PROPOSED BUSINESS
Overview
      We are a blank check company incorporated in Delaware on May 11, 2005, in order to serve as a vehicle for a business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus our efforts on cash flow positive companies that have historically generated positive earnings before interest, taxes and depreciation in basic industry opportunities involving manufacturing, distribution and service. Additionally, we expect to focus on companies that have historically exhibited the ability to increase revenues on an annual basis.
      Examples of qualities we will look for in a target company include:

•	experienced operating management groups

•	demonstrated track records of historical growth in revenues and cash flow;

•	involvement in an industry providing opportunity for additional acquisitions;

•	regulatory or technical barriers to entry; and/or

•	companies with identifiable growth prospects with a need for growth capital.
      We intend to source our target business opportunities from various internal and external sources. We believe that we will be able to generate deal flow from internal sources primarily resulting from personal contacts and relationships that our officers and directors have developed and maintain in the private equity and mergers and acquisition industry, as well as through relationships they have developed and maintain with various professionals, including accountants, consultants, commercial bankers, attorneys, regional brokers and other investors. We will also seek to generate potential transactions from external sources by contacting investment bankers, venture capital funds, private equity funds, and other members of the financial community which may present solicited or unsolicited proposals.
Competitive Strengths
      We believe that our company will succeed in consummating a business combination with a target business or businesses as a result of the following:

•	Experienced Transactional Investors. Our officers have extensive experience in the private equity and mergers and acquisitions industry. We have been involved in middle market transaction development, acquisition due diligence, structuring, negotiating and closing middle market acquisition and growth financing transactions. In addition, our officers have served on the Board of Directors of acquiring and acquired middle market companies.

•	Extensive Private Equity and Mergers and Acquisitions Contacts. Our management team and Board of Directors have significant experience and contacts in the private equity and mergers and acquisitions industry. While we will continue to consider and evaluate acquisitions that have been identified in the public or private markets, we believe focusing on the origination of acquisitions through our management’s contacts will create valuable opportunities.

•	Investment Management Experience. Our officers and directors have significant experience managing operating company investments. We believe this experience provides us with a competitive advantage in evaluating a target business’ strategic initiatives and long term operating plans.

Effecting a business combination

General
      To date, we have not selected any target business for a business combination. No person or entity representing us or affiliated with us has taken any indirect or direct measure to search for or locate a target business. Moreover, neither we nor any of our affiliates, agents or representatives has had any contact or discussions, directly or indirectly, with representatives of any other company regarding a potential business combination with such company nor have we, nor any of our affiliates, agents or representatives, been approached, directly or indirectly, by any potential candidates (or representatives of any potential candidates) with respect to such a transaction or by any unaffiliated party with respect to a potential candidate or a potential transaction with such a candidate. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable candidate for a proposed business combination.
      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not selected or approached any target business
      To date, we have not selected or approached any target business on which to concentrate our search for a business combination. Subject to the limitations that a target business must have a fair market value of at least 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Although we will focus on acquiring an operating business in the industrial manufacturing and distribution or services sectors, we may acquire companies operating in any industry we choose. Accordingly, there is no reliable basis for investors in this offering to currently evaluate the possible merits or risks of the target business with which, or industry in which, we may ultimately complete a business combination. To the extent we effect a business combination with an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses
      We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. We expect that we may be contacted by unsolicited parties who become aware of our interest in prospective targets through press releases, word of mouth, media coverage and our website, should these outlets develop. We may provide pay a finder’s fee to any unaffiliated party that provides information regarding prospective targets to us. Any such fee would be conditioned on our consummating a business combination with the identified target. We anticipate that such fees, if any, would be a percentage of the consideration associated with such business combination, with the percentage to be determined based on local market conditions at the time of such combination

Selection of a target business and structuring of a business combination
      Mr. Wilson will supervise the process of evaluating prospective target businesses, and we expect that he will devote substantial time to our business once we have signed a term sheet with a target business that provides for a business combination conditioned part on the completion of due diligence. We anticipate that Mr. Wilson will be assisted in his efforts by the Company, together with the Company’s outside attorneys, accountants and other representatives.
      Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	cash flow potential;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	security measures employed to protect technology, trademarks or trade secrets;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.
      These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.
      The structure of a particular business combination may take the form of a merger, capital stock exchange, asset acquisition or other similar structure. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, a combination of common and preferred stock, or debt securities, to complete a business combination.
      The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finder’s or consulting fees to our initial stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination. However, other than 4350 Management, LLC, we will not, and no other person or entity will, pay any finders or consulting fees to our existing directors, officers, stockholders or special advisors, or any of their respective affiliates, for services rendered to or in connection with a business combination. In addition, we will not make any other payment to them out of the proceeds of this offering (or the funds held in trust) other than reimbursement for any out-of-pocket expenses they incur in conducting due diligence, the payments to 4350 Management, LLC for administrative services and the repayment of the $100,000 advance from Messrs. Spickelmier and Wilson to us. This arrangement is being agreed to by 4350 Management, LLC for our benefit and is not intended to provide James P. Wilson compensation in lieu of salary.

Fair market value of target business
      The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. Deferred compensation of the sole underwriter held in trust shall be excluded from our net assets when calculating the 80% fair market value requirement. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. To further minimize potential conflicts of interest, we will not consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. In the event that we obtain such opinion, we will file it with the Securities and Exchange Commission.

Lack of business diversification
      Our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. We expect to effect only a single business combination with one target business. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination; and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management
      Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company.

Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.
      Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Stockholder approval of business combination
      Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.
      In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and exercise their conversion rights.

Conversion rights
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares of common stock sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.51, or $0.49 less than the per-unit offering price of $6.00. There may also be a corresponding incentive to our existing stockholders to exercise their conversion rights with respect to shares acquired in the open market after the consummation of this offering. As a result, our existing stockholders’ weighted average cost per share (taking into account the shares acquired for a nominal amount prior to the offering in addition to those securities purchased in the aftermarket) will be significantly less than the amount payable upon the exercise of the conversion right (initially $5.51 per share).
      An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering both vote against a business combination and exercise their conversion rights.

Liquidation if no business combination
      If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust account with respect to our warrants, which will expire worthless.
      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.51, or $0.49 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which could be senior to the claims of our public stockholders. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust fund. If any third party refused to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Messrs. Wilson and Spickelmier have agreed to indemnify us against any claims by any vendor that would reduce the amount of the funds in trust. However, we cannot assure you that Messrs. Wilson and Spickelmier will be able to satisfy those obligations. Furthermore, we cannot assure you that the actual per-share liquidation price will not be less than $5.51, plus interest, due to claims of creditors.
      If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so within 24 months following the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.
      Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.
Competition
      In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. Further:

•	our obligation to seek stockholder approval of a business combination may delay or threaten the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants and the option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.
      If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.
Facilities
      We maintain our executive offices at 5847 San Felipe, Suite 4350, Houston, Texas 77057. 4350 Management, LLC has agreed to provide us with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, at this location pursuant to a letter agreement between us and 4350 Management, LLC. The cost for the foregoing services to be provided to us by 4350 Management, LLC is $7,500 per month. We believe, based on rents and fees for similar services in the Houston, Texas area, that the fee charged by 4350 Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.
Employees
      We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs, although we expect for Mr. Wilson to devote substantial time to our business once we have signed a term sheet with a target business that provides for a business combination conditioned in part on the completion of due diligence. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings
      We are not involved in any litigation or administrative proceedings.
Periodic reporting and audited financial statements
      We will register our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, our annual reports will contain financial statements audited and reported on by our independent accountants.
      We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. In addition, our management will ensure that the target company complies with, on a timely basis, with the Sarbanes-Oxley Act of 2002. Our management believes that the requirement of having available audited financial statements for the target business, as well as achieving timely compliance with the Sarbanes-Oxley Act of 2002, will not materially limit the pool of potential target businesses available for acquisition.
Comparison to offerings of blank check companies
      The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriter has not exercised its over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$55,050,000 of the net offering proceeds will be deposited into a trust account at Amegy Bank maintained by Continental Stock Transfer & Trust Company.	$51,840,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $55,050,000 of net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Limitation on fair value or net assets of target business
	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets (excluding deferred compensation of the sole underwriter held in trust) at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represented at least 80% of the maximum offering proceeds.
Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated informs us of its decision to allow earlier separate trading provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Current Report on Form 8-K.	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the Warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will be exercised only after the trust account has been distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post- effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination and our liquidation upon failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination and the failure to effect a business combination within the allotted time.

MANAGEMENT
Directors and Officers
      Our current directors and executive officers are as follows:

Name	Age	Position

James P. Wilson	46	Chairman of the Board, Chief Executive Officer and Secretary
Keith D. Spickelmier	44	President and Director
Michael H. McConnell	37	Director
Herbert C. Williamson	56	Director
      James P. Wilson has been our Chairman of the Board, Chief Executive Officer and Secretary since our inception. Mr. Wilson is a Managing Partner of RSTW Partners, a private debt and equity firm he co-founded in 1990. RSTW Partners raised a series of three private equity funds totaling $871.5 million in capital. RSTW Partners invested in 55 private debt and equity transactions in middle market companies across the United States. Mr. Wilson is also the chairman of two operating companies: Supply ONE, Holdings, Inc. (October 1998 — present), a specialty packaging and distribution company, and Superior Air Parts (December 1997 — present), a manufacturer of piston engines and piston engine replacement parts for the general aviation industry. Additionally, Mr. Wilson is a member of the board of directors of Restaurants Unlimited, Inc. (August 1996 — present) and Alpha Circuits, Inc. (June 2004 — present). In connection with the supervision of investments made by RSTW Partners, Mr. Wilson previously served as a director of Busy Body, Inc. (December 1998 — October 2001) and OB Sports, Inc., (September 1997 — June 2003) each of which filed for protection under the federal bankruptcy laws during the period Mr. Wilson served as a director. Prior to co-founding RSTW Partners, Mr. Wilson was a vice president of the First Texas Merchant Banking Group, (August 1987 — December 1989) a private subordinated debt investment group. Mr. Wilson began his career in 1981 as a Certified Public Accountant with the national accounting firm of Arthur Young & Co (now Ernst & Young). Mr. Wilson holds a B.B.A. in accounting from Texas A&M University. Mr. Wilson is a member of the Mays Business School Development Board and a member of the Executive Committee of the 12th Man Foundation of Texas A&M University.
      Keith D. Spickelmier has been our President and a Director since our inception. Mr. Spickelmier began his career in 1986 practicing law with Sheinfeld, Maley and Kay, a nationally known bankruptcy firm in Houston, Texas, and was named a partner in 1991. In 1992, he joined Verner, Liipfert, Bernhard and Hand, a Washington, D.C. firm, as a Shareholder. From 2001 to 2003, Mr. Spickelmier was with Haynes and Boone as Of Counsel and as a consultant. His practice focused on complex corporate bankruptcy and commercial litigation. Beginning in 1997, Mr. Spickelmier transitioned from the practice of law to investments, primarily in the telecommunications and energy sectors. In 2004, Mr. Spickelmier co-founded and is currently the Chairman of Westside Energy Corp., a publicly traded exploration and production company based in Houston, Texas. Mr. Spickelmier received an undergraduate degree from the University of Nebraska at Kearney in 1983 and a Juris Doctorate from the University of Houston in 1986.
      Michael H. McConnell has been a Director of the Company since our inception. Mr. McConnell is Managing Member of Spring Street Partners, a long/short equity hedge fund. Prior to founding Spring Street Partners in 2001, Mr. McConnell worked for MHM Capital. He holds a B.S. in Economics from Southern Methodist University and a MIM from The American Graduate School of International Management (Thunderbird). Mr. McConnell is on the Board of Directors for Gulf Atlantic Refining and Marketing L.P. (2005), a 22,000 BPD refinery in Mobile, Alabama. In addition, Mr. McConnell is on the Board of Greenbrier Minerals LLC (2005), which is a metallurgical coal mining company based in Greenbrier, West Virginia.
      Herbert C. Williamson became a Director of the Company on May 31, 2005. He has served on the board of Mission Resources Corp. since November of 2002 and the board of Westside Energy Corp. since March, 2005. From April 1997 to February 2002, Mr. Williamson served as director of Pure

Resources, Inc. and its predecessor. From September 2000 through March 2003, he was also a director of Southwest Royalties, Inc. Since 1996, Mr. Williamson has also served as a director of Merlon Petroleum Company, a private oil and gas company engaged in exploration and production in East Texas and Egypt. From April 1985 through April 1995, Mr. Williamson served as vice chairman and executive vice president for Parker & Parsley Petroleum Company, now Pioneer Natural Resources Company, and from October 1998 to April 1999, he served as chief financial officer with Seven Seas Petroleum. From April 1995 through May 1999, Mr. Williamson was an investment banker with Petrie Parkman & Company and prior to that he was a director in the Energy Group at CS First Boston. Mr. Williamson currently serves as a Colonel in the U.S. Army Reserve. Mr. Williamson earned a bachelor of arts degree from Ohio Wesleyan University and a master of business administration from Harvard University.
      Our board of directors has four directors. The directors, consisting of James P. Wilson, Keith D. Spickelmier, Michael H. McConnell and Herbert C. Williamson, will serve until the next annual meeting of stockholders and until their successors are elected and qualified. These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition.
Director Independence
      Our board of directors has determined that Mr. McConnell and Mr. Williamson are “independent directors” as defined in Rule 10A-3 of the Exchange Act. We intend to locate and appoint at least one additional independent director to serve on the board of directors and to replace Mr. Spickelmier on our audit committee.
Board Committees
      On completion of this offering, our board of directors will have an audit committee. Our board of directors has adopted a charter for this committee as well as a code of ethics that governs the conduct of our officers and employees.

Audit Committee
      Upon completion of this offering, our audit committee will consist of Messrs. Williamson (Chair), McConnell and Spickelmier. The independent directors we appoint to our audit committee will each be an independent member of our board of directors, as defined by the rules of the SEC. Each member of our audit committee will be financially literate, and our board of directors has determined that Mr. Williamson qualifies as an audit committee financial expert, as such term is defined by SEC rules. Although Mr. Spickelmier is temporarily serving on our audit committee, he does not qualify as an independent director as a result of his position as an officer of the Company. We intend to locate and appoint at least one additional independent director to replace Mr. Spickelmier on our audit committee within one year of the completion of the offering.
      The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also recommend the firm selected to be our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee’s attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Other Committees
      Our board has determined that the independent members of our board of directors will perform the duties of the nominating committee and the compensation committee of the board of directors. As a result, the independent directors will (i) identify individuals qualified to become members of the board of directors and recommend to the board of directors the nominees for election to the board of directors, (ii) recommend director nominees for each committee to the board of directors, (iii) identify individuals to fill any vacancies on the board of directors, (iv) discharge the board of directors’ responsibilities relating to compensation of our directors and officers and (v) review and recommend to the board of directors, compensation plans, policies and benefit programs, as well as approve chief executive officer compensation.
Code of Ethics
      We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable Federal securities laws.
Executive compensation
      No executive officer or director has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay 4350 Management, LLC, a wholly-owned entity of James P. Wilson, a fee of $7,500 per month for providing us with certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Houston, Texas. However, this arrangement is solely for our benefit and is not intended to provide James P. Wilson compensation in lieu of a salary. No other executive officer or director has a relationship with or interest in 4350 Management, LLC.
      Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, our officers or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our initial stockholders will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If none of our directors are deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.
Conflicts of interest
      Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Directors and Officers.”

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Since our directors own shares of our common stock which will be released from escrow only if a business combination is successfully completed, and may own warrants which will expire worthless if a business combination is not consummated, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination on a timely basis and securing the release of their stock.

      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
      Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
      In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, all of our officers have agreed, until the earlier of a business combination, our liquidation and such time as he ceases to be an officer, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations he might have. In particular, the pre-existing fiduciary obligations that Keith D. Spickelmier might have, include, but are not limited to, his obligations to present business opportunities to Westside Energy Corp. and the pre-existing fiduciary obligations that James P. Wilson might have, include, but are not limited to, his obligations to present business opportunities to RSTW Partners.
      In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering, as well as any shares of common stock acquired in connection with or following this offering, in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution but only with respect to those shares of common stock acquired by them prior to this offering.
      To further minimize potential conflicts of interest, we will not consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. In the event that we obtain such opinion, we will file it with the Securities and Exchange Commission.
PRINCIPAL STOCKHOLDERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of September 23, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming they do not purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

      Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate
		Percentage of
		Outstanding
	Amount and	Common Stock
	Nature of
	Beneficial	Before	After
Name and Address of Beneficial Owner(1)	Ownership	Offering	Offering

James P. Wilson	1,350,250	54.01%	10.80%
Keith D. Spickelmier	1,104,750	44.90%	9.13%
Michael H. McConnell	22,500	*
Herbert C. Williamson	22,500	*	*
All directors and officers as a group (4 individuals)	2,500,000	100.00%	20.00%

*	less than one percent.

(1)	The business address of each person is 5847 San Felipe, Suite 4350, Houston, Texas 77057.
      Immediately after this offering, our initial stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these initial stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.
      All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent. Subject to certain limited exceptions (each of which requires that the shares remain in escrow for the required period), these shares will not be transferable during the escrow period and will not be released until six months after the consummation of a business combination.
      During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children, trusts established for their benefit, or to affiliated companies, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our initial stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.
      James P. Wilson and Keith D. Spickelmier have agreed with Ferris, Baker Watts, Incorporated that after this offering is completed and within the first ninety trading days after separate trading of the warrants has commenced, they will collectively purchase up to 1,750,000 warrants in the public marketplace at prices not to exceed $0.70 per warrant. Ferris, Baker Watts, Incorporated has agreed to fill such purchases in such amounts for the accounts of Messrs. Wilson and Spickelmier and at such times in its sole discretion on behalf of Messrs. Wilson and Spickelmier. Ferris, Baker Watts, Incorporated shall engage in such warrant purchases for the purpose of stabilizing or maintaining the market price of the warrants. These stabilizing transactions may have the effect of raising or maintaining the market price of our warrants above that which might otherwise prevail in the open market or preventing or regarding a decline in the market price of our warrants. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or on any trading market, and if any of these transactions are commenced, they may be discontinued without notice at any time. Neither we nor the sole underwriter makes any representation or prediction as to the magnitude or effect of any such transaction. Messrs. Wilson and Spickelmier have further agreed that any warrants purchased by them will not be sold or transferred until after we have completed a business combination. The warrants may trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated determines that an earlier date is acceptable. In no event will Ferris, Baker Watts, Incorporated allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Current Report on Form 8-K. Such purchases of warrants stabilize the price and contribute to the liquidity of outstanding warrants. In addition, it demonstrates confidence in our ultimate ability to effect a business combination, because the warrants will expire worthless if we are unable to consummate a business combination and are ultimately forced to liquidate.
CERTAIN TRANSACTIONS
      As of September 23, 2005, we have issued 2,500,000 shares of our common stock to the parties set forth below for $31,250 in cash, at an average purchase price of $0.0125 per share, as follows:

Name	Number of Shares	Relationship to Us

James P. Wilson	1,350,250	Chairman of the Board, Chief Executive Officer and Secretary
Keith D. Spickelmier	1,104,750	President and Director
Michael H. McConnell	22,500	Director
Herbert C. Williamson	22,500	Director
      The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.
      4350 Management, LLC, a wholly-owned entity of James P. Wilson, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us certain limited administrative, technology and secretarial services, as well as the use of certain limited office space, including a conference room, in Houston, Texas, as we may require from time to time. We have agreed to pay 4350 Management, LLC $7,500 per month for these services. James P. Wilson is the sole owner of 4350 Management, LLC and, as a result, will benefit from the transaction to the extent of his interest in or position with 4350 Management, LLC.
      However, this arrangement is solely for our benefit and is not intended to provide James P. Wilson compensation in lieu of a salary. We believe, based on rents and fees for similar services in the Houston, Texas area, that the fee charged by 4350 Management, LLC is at least as favorable as we could have obtained from an unaffiliated person. However, if our directors are not deemed “independent,” we will not have had the benefit of disinterested directors approving this transaction.
      James P. Wilson and Keith D. Spickelmier have advanced a total of $100,000, on a non-interest bearing basis, to us as of the date of this prospectus to cover expenses related to this offering. The advances will be payable on the earlier of May 18, 2006 and the consummation of this offering. We intend to repay these advances from the proceeds of this offering not being placed in trust.
      We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.
      Other than the $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
      Messrs. Spickelmier and Wilson are deemed to be our “promoters” as such term is defined under the Federal securities laws.
DESCRIPTION OF SECURITIES
General
      We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 2,500,000 shares of common stock are outstanding, held by four (4) record holders. No shares of preferred stock are currently outstanding.
Units
      Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 90th day after the date of this prospectus unless Ferris, Baker Watts, Incorporated informs us of its decision to allow earlier separate trading, provided that, in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K. If the over-allotment option is exercised after our initial filing of the Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment.
Common stock
      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our initial stockholders, officers and directors. Additionally, our initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.
      We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.
      Our board of directors consists of four directors who shall serve until the next annual meeting of stockholders and until his successor is elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
      If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.
Preferred stock
      Our certificate of incorporation, as amended, authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
      No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	one year from the date of this prospectus.
      The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City local time or earlier upon redemption.
      We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant;

•	at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.
      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.
      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Purchase option
      We have agreed to sell to Ferris, Baker Watts, Incorporated an option to purchase up to a total of 700,000 units at a per-unit price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section appearing elsewhere in this prospectus entitled “Underwriting — Purchase Option.”
Dividends
      We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then current board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our transfer agent and warrant agent
      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
Shares eligible for future sale
      Immediately after this offering, we will have 12,500,000 shares of common stock outstanding, or 14,000,000 shares if the underwriter’s over-allotment option is exercised in full. Of these shares, the 10,000,000 shares sold in this offering, or 11,500,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 2,500,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Currently, each holder of these shares is our affiliate. These shares will be eligible for sale under Rule 144 commencing on May 19, 2006, subject to the restrictions set forth in Rule 144 regarding sales by our affiliates. If one of the holders of these shares ceases to be our affiliate, the shares held by such holder could be sold, without restrictions, on the later of (i) May 19, 2007 or (ii) 90 days after such holder ceases to be our affiliate. In addition, all of those shares have been placed in escrow and will not be transferable for a period of one year from the date of this prospectus and will only be released prior to that date subject to certain limited exceptions.

Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 125,000 shares immediately after this offering (or 140,000 if the underwriter exercises its over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Availability of Rule 144 to Resales of Stock of Blank Check Companies
      The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act when reselling the securities of a blank check company. Accordingly, Rule 144 may not be available for the resale of those securities despite technical compliance with the requirements of Rule 144, in which event the resale transactions would need to be made through a registered offering.

Registration Rights
      The holders of our 2,500,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. All of the above stockholders also have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. In addition, the holders of the units, underlying warrants or common stock issuable under the Ferris, Baker Watts, Incorporated purchase option are entitled to make one demand that we register these securities at the election of the holders of 51% of such securities. In addition, these holders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Delaware Anti-Takeover Law.
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder,
for three years following the date that the stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
      This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

UNDERWRITING
      Subject to the terms and conditions of an underwriting agreement dated                     , 2005, Ferris, Baker Watts, Incorporated, as sole underwriter, has agreed to purchase from us the number of units indicated in the following table. Ferris, Baker Watts, Incorporated is acting as the sole underwriter of this offering.

Underwriter	Number of Units

Ferris, Baker Watts, Incorporated	10,000,000

Total	10,000,000

      This offering will be underwritten on a firm commitment basis. The underwriter proposes to offer units, comprised of one share of common stock and two warrants, directly to the public at the public offering price set forth on the cover page of this prospectus. Any units sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $           per share. The underwriter may allow, and these selected dealers may re-allow, a concession of not more than $           per share to other brokers and dealers. After the units are released for sale to the public, the offering price and other selling terms may, from time to time, be changed by the underwriter.
      The underwriter’s obligation to purchase units is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase all of the units that it has agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if it purchases any units. The offering of the units are made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation and modification of the offering without notice. The underwriter reserves the right to reject any order for the purchase of units.
      The following table summarizes the underwriting discount to be paid to the underwriter by us.

	Total, With No		Total, With Full
	Exercise of		Exercise of
	Over-Allotment Option		Over-Allotment Option

	Per Unit	Total	Per Unit	Total

Underwriting discount(1)(2)	$.285	$2,850,000	$.328	$3,277,500

(1)	Includes a non-accountable expense allowance in the amount of $450,000 (0.75% of gross proceeds other than from exercise of the over-allotment option).

(2)	The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000 ($0.12 per Unit) (or $1,380,000 if the over-allotment option is exercised ($0.138 per Unit)), and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000 ($0.03 per Unit) (excluding the exercise of proceeds from any exercise of the over-allotment option). If we do not consummate a business combination, then these fees and expenses shall not be paid to the sole underwriter and such amount shall remain in the trust account available to the stockholders upon a liquidation.

      We have agreed to pay the expenses incurred by Ferris, Baker Watts, Incorporated in connection with its services as sole underwriter.
Over-allotment Option
      We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 1,500,000 additional units at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional units are purchased pursuant to the option, the underwriter will offer the additional units on the same terms as those on which the other units are being offered hereby.
Purchase Option
      We have agreed to sell for $100.00 to Ferris, Baker Watts, Incorporated an option to purchase up to a total of 700,000 units at a per-unit price of $7.50 (125% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering) and may be exercised on a cashless basis. This option does not become exercisable by Ferris, Baker Watts Incorporated until the later of the consummation of a business combination on the terms described in this prospectus or                     , 2006. Pursuant to the Conduct Rules of the National Association of Securities Dealers, Ferris, Baker Watts, Incorporated is generally prohibited from selling, transferring, assigning, pledging or hypothecating the option during the 180-day period following the date of this prospectus. The option may, however, be transferred pursuant to certain exceptions from this rule. One such exception permits Ferris, Baker Watts, Incorporated to transfer the option to any underwriter or selected dealer participating in the offering and their bona fide officers or partners.
      The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,160,000, using an expected life of four years, volatility of 38.6% and a risk-free interest rate of 3.85%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. In order to estimate the value of the option, we considered a basket of companies with similar capitalization sizes that trade in the U.S. We believe this is a reasonable benchmark to use in estimating the expected volatility for our common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option.
State Blue Sky Information
      If our securities are not listed on the American Stock Exchange, then the following restrictions would apply to this offering under state securities laws:

•	We would offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we would rely on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and would not sell the units in these states until such registration is effective.

•	If you are not an institutional investor, you would be able to purchase the units in this offering only if you reside in the jurisdictions described directly above. Institutional investors in every state, except in Idaho and Oregon, would be able to purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of such states. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

•	Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, would be exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states would be permitted to require notice filings and collect fees with regard to these transactions and a state would be permitted to suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, we have not yet determined in which states we would submit the required filings or pay the required fees if our securities are not listed on the American Stock Exchange.

•	We believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, would be eligible for sale on a resale or secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of an applicable exemption from the state’s registration requirements:

•	immediately in Colorado, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Maryland, New York, Pennsylvania, Rhode Island and Wisconsin;

•	commencing 90 days after the date of this prospectus in, Maine, Nevada and New Mexico; and

•	commencing 180 days from the date of this prospectus in Alabama and Massachusetts.

•	If you reside in a state other then those listed immediately above, you would not be permitted to purchase our securities in the resale or secondary market unless there is an applicable exemption from the state registration requirement or unless we were to make a notice filing and/or pay any applicable fee.
Indemnification
      We have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriter may required to make in respect of any of these liabilities.
Escrow Agreement
      Each of our Initial Stockholders has agreed to deposit all of his shares into an escrow account maintained by Continental Stock Transfer and Trust Company, acting as escrow agent. Subject to certain limited exceptions (each of which requires that the shares remain in escrow for the required period), these shares will not be transferable during the escrow period and will not be released until six months after the consummation of a business combination.
Stabilization, Short Positions and Penalty Bids
      In connection with the offering, the underwriter may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of stabilizing, maintaining or otherwise affecting the price of our units.
      These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our units above that which might otherwise prevail in the open market or preventing or retarding a decline in the market price of our units. The imposition of a penalty bid may also affect the price of the units to the extent that it discourages resales. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or on any trading market, and if any of these transactions are commenced, they may be discontinued without notice at any time.
      Neither we nor the underwriter makes any representation or prediction as to the magnitude or effect of any such transaction. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Pricing of the Offering
      Prior to this offering, there has been no public market for our units. Consequently, the initial public offering price for our units has been determined by negotiations between us and Ferris, Baker Watts, Incorporated. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market and economic conditions;

•	our capital structure;

•	the valuation multiples of publicly traded companies that Ferris, Baker Watts, Incorporated believes to be comparable to us; and

•	estimates of our business potential and earning prospects.
      However, although these factors were considered, the determination of our offering price is less precise than the pricing of securities for an operating company in a particular industry since the underwriter is unable to compare our financial results and prospects with those of public companies operating in the same industry.
      Our units are not publicly traded. Accordingly, there is no current active trading market for our units. Consequently, we cannot assure or guarantee that an active trading market for our units will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our units and make it difficult to buy or sell units on short notice. We cannot assure you that if you purchase units in the offering you will later be able to sell it at or above the purchase price.
Listing of Units, Shares of Common Stock, and Warrants
      We have applied to have the Units, shares of Common Stock, and Warrants quoted on the American Stock Exchange, under the following symbols:

Units:	“[JKA.U]”

Common Stock:	“[JKA]”

Warrants:	“[JKA.WS]”

LEGAL MATTERS
      The validity of the securities offered in this prospectus is being passed upon for us by Patton Boggs LLP, Dallas, Texas. Venable LLP, Vienna, Virginia, is acting as counsel for the underwriter in this offering.
EXPERTS
      The financial statements included in this prospectus and in the registration statement have been audited by Malone & Bailey, PC, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Malone & Bailey, PC are included in reliance upon their report given upon the authority of Malone & Bailey, PC as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
JK Acquisition Corp.
(A Development Stage Company)
Houston, Texas
      We have audited the accompanying balance sheet of JK Acquisition Corp. (a development stage company) as of May 18, 2005, and the related statements of expenses, stockholders’ equity and cash flows for the period from May 11, 2005 (inception) to May 18, 2005. These financial statements are the responsibility of JK Acquisition Corp.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JK Acquisition Corp. as of May 18, 2005, and the results of its operations and its cash flows for the period from May 11, 2005 (inception) to May 18, 2005 in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com
May 23, 2005, except for Note 6 as to
which the date is September 23, 2005

JK ACQUISITION CORP.
(A Development Stage Company)
BALANCE SHEET
As of May 18, 2005

ASSETS
Cash	$124,988

Total Assets	$124,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$3,000
Advances payable	100,000

Total Liabilities	103,000

Stockholders’ equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value, 50,000,000 shares authorized, 2,000,000 shares issued and outstanding	200
Paid-in capital	24,800
Deficit accumulated during the development stage	(3,012)

Total Stockholders’ Equity	21,988

Total Liabilities And Stockholders’ Equity	$124,988

See summary of significant accounting policies and notes to financial statements.

JK ACQUISITION CORP.
(A Development Stage Company)
STATEMENTS OF EXPENSES
Period from May 11, 2005 (Inception) to May 18, 2005

Operating Expenses:
General & administrative	$3,012

Net Loss	$(3,012)

Loss per share — basic and fully diluted	$(0.00)

Weighted average number of common shares outstanding — basis and fully diluted	2,000,000

See summary of significant accounting policies and notes to financial statements.

JK ACQUISITION CORP.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Period from May 11, 2005 (Inception) to May 18, 2005

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Stock issued for cash	2,000,000	$200	$24,800		$25,000
Net loss				$(3,012)	(3,012)

Balance at May 18, 2005	2,000,000	$200	$24,800	$(3,012)	$21,988

See summary of significant accounting policies and notes to financial statements.

JK ACQUISITION CORP.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
Period from May 11, 2005 (Inception) to May 18, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,012)
Change in accrued expenses	3,000

Net cash used in operating activities	(12)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of stock	25,000
Proceeds from advances from stockholders	100,000

Net cash provided by financing activities	125,000

Net change in cash	124,988
Cash at beginning of period	—

Cash at end of period	$124,988

See summary of significant accounting policies and notes to financial statements.

JK ACQUISITION CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business
      JK Acquisition Corp. (also hereinafter referred to as “JK Acquisition” or the “Company”) was incorporated in Delaware on May 11, 2005 for the purpose of acquiring an operating business.

Development stage company
      JK Acquisition Corp. has had no operations since inception and is a development stage company.

Use of Estimates
      In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Income taxes
      JK Acquisition recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. JK Acquisition provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share
      The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Recently issued accounting pronouncements
      JK Acquisition Corp. does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 —	ADVANCES FROM SHAREHOLDERS
      On May 18, 2005, JK Acquisition Corp. received $100,000 as advances for expenses from two shareholders. These advances bear no interest and are to be repaid from the proceeds of the Company’s initial public offering.

NOTE 3 —	EQUITY
      On May 18, 2005, the company issued 2,000,000 common shares for $25,000 in cash.

NOTE 4 —	INCOME TAXES
      JK Acquisition uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period from May 11, 2005 (inception) to May 18, 2005, JK Acquisition incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry forward has been fully reserved. The net operating loss carry forward is $3,012 at May 18, 2005, and will expire in the year 2025.
      At May 18, 2005, deferred tax assets consisted of the following:

Deferred tax assets
Net operating losses	$3,012
Less: valuation allowance	(3,012)

Net deferred tax asset	$—

JK ACQUISITION CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5 —	RELATED PARTY TRANSACTION
      JK Acquisition has agreed to pay 4350 Management, LLC, a related party and privately-held company owned by JK Acquisition’s chief executive officer, an administrative fee of $7,500 per month for office space and administrative, technology and secretarial services from the effective date of the proposed initial public offering through the acquisition date of a target business.

Note 6 —	SUBSEQUENT EVENTS
      On July 13, 2005, JK Acquisition increased the authorized common shares to 50,000,000 shares.
      In May and July 2005, an additional 500,000 shares of common stock were issued for $6,250 in cash.
      In connection with the proposed initial public offering, the Company has committed to pay to the sole underwriter (i) a fee equal to 4% of the gross offering proceeds upon the consummation of the proposed initial public offering and (ii) a non-accountable expense allowance equal to 0.75% of the gross proceeds (excluding the over-allotment option) upon the consummation of the proposed initial public offering. The sole underwriter has agreed to defer approximately $1,500,000 of its underwriting fees and expenses until the consummation of a business combination. Upon the consummation of a business combination, we will pay such deferred fees and expenses to the sole underwriter out of the proceeds of this offering held in trust as follows: (i) deferred underwriting fees equal to 2% of the gross proceeds of this offering, or approximately $1,200,000, and (ii) a deferred non-accountable expense allowance equal to 0.5% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), or approximately $300,000.
      JK Acquisition’s proposed initial public offering offers for public sale up to 10,000,000 units. Each unit consists of one share of common stock and two redeemable common stock purchase warrants. Approximately, 90 days after the effective date or earlier, at the discretion of the underwriter, the warrants will separate from the units and begin to trade.
      After separation, each warrant will entitle the holder to purchase one share of common stock at an exercise price of $5.00. The warrants have a life of four years after which they will expire. JK Acquisition has a right to call the warrants, provided the common stock has traded at a closing price of at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If JK Acquisition calls the warrants, the holder will either have to redeem the warrants by purchasing the common stock from JK Acquisition for $5.00 or the warrants will expire.
      In addition, JK Acquisition has agreed to sell to Ferris Baker, Watts, Inc. for $100, an option to purchase up to a total of 700,000 units. This option will be issued upon closing of the proposed initial public offering. The units that would be issued upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying this option entitles the holder to purchase one share of our common stock at a price of $6.25. This Underwriter’s Purchase Option (“UPO”) is exercisable at $7.50 per unit at the latter of one year from the effective date, or the consummation of a business combination and may be exercised on a cashless basis. The UPO will have a life of four years from the effective date.
      The sale of the option will be accounted for as an equity transaction. Accordingly, there will be no net impact on JK Acquisition’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. JK Acquisition has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale would be approximately $1,160,000, using an expected life of four years, volatility of 38.6% and a risk-free interest rate of 3.85%.

JK ACQUISITION CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The volatility calculation of 38.6% is based on a basket of companies with similar capitalization sizes that trade in the U.S. Because JK Acquisition does not have a trading history, JK Acquisition needed to estimate the potential volatility of its common stock price, which will depend on a number of factors which cannot be ascertained at this time. JK Acquisition’s management believes that this volatility is a reasonable benchmark to use in estimating the expected volatility for JK Acquisition’s common stock. Utilizing a higher volatility would have had the effect of increasing the implied value of the option.

      Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
      No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Page

Prospectus Summary	1
Summary Financial Data	7
Risk Factors	8
Forward-Looking Statements	17
Use of Proceeds	18
Dilution	21
Dividend Policy	23
Capitalization	23
Management’s Discussion and Analysis of Financial Condition and Results of Operations	24
Proposed Business	26
Management	36
Principal Stockholders	39
Certain Transactions	41
Description of Securities	42
Underwriting	47
Legal Matters	50
Experts	50
Where You Can Find Additional Information	51
Index to Financial Statements	F-1
Form of Underwriting Agreement
Form of Selected Dealers Agreement
Amended and Restated Certificate of Incorporation
Amended and Restated Bylaws
Amendment to Amended/Restated Certificate of Incorporation
Specimen Unit Certificate
Speciment Commom Stock Certificate
Specimen Warrant Certificate
Form of Warrant Agreement
Form of Unit Purchase Option
Opinion of Patton Boggs LLP
Form of Letter Agreement - James P. Wilson
Form of Letter Agreement - Keith D. Spickelmier
Form of Letter Agreement - Micheal H. McConnell
Form of Letter Agreement - Herbert C. Williamson
Form of Investment Management Trust Agreement
Form of Stock Escrow Agreement
Form of Registration Rights Agreement
Form of Warrant Purchase Agreement
Consent of Malone & Bailey, P.C.
Consent of Patton Boggs LLP
Audit Committee Charter
Code of Ethics

$60,000,000
JK Acquisition Corp.
10,000,000 Units

PROSPECTUS

Ferris, Baker Watts
Incorporated
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000	(1)
SEC Registration Fee	$23,100
NASD filing fee	$17,000
Accounting fees and expenses	$25,000
Printing and engraving expenses	$100,000
Director & Officer liability insurance premiums	$50,000	(2)
Legal fees and expenses	$400,000
Miscellaneous	$33,900	(3)
Total	$650,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents the approximate amount of Director and Officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.

(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.
      “Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
      “Section 145. Indemnification of officers, directors, employees and agents; insurance.
      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Paragraph B of Article Eighth of our Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”
      Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.
      (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

				Purchase Price
Purchaser	Security Purchased	Amount	Date	per Share

James P. Wilson	Common Stock	1,089,000	May 18, 2005	$0.0125
Keith D. Spickelmier	Common Stock	891,000	May 18, 2005	$0.0125
James P. Wilson	Common Stock	148,500	May 31, 2005	$0.0125
Keith D. Spickelmier	Common Stock	121,500	May 31, 2005	$0.0125
James P. Wilson	Common Stock	137,500	July 13, 2005	$0.0125
Keith D. Spickelmier	Common Stock	112,500	July 13, 2005	$0.0125
      Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to such sales.
      On May 31, 2005, in connection with our organization, James P. Wilson transferred 22,500 shares of our common stock to Michael H. McConnell for an aggregate purchase price of $281.25, or $.0125 per share, and 2,250 shares of our common stock to Herbert C. Williamson for an aggregate purchase price of $28.13, or $.0125 per share. On May 31, 2005, in connection with our organization, Keith D. Spickelmier transferred 20,250 shares of our common stock to Herbert C. Williamson for an aggregate purchase price of $253.13, or $.0125 per share.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**

1.2	Form of Selected Dealers Agreement.**

3.1	Amended and Restated Certificate of Incorporation.**

3.2	Amended and Restated Bylaws.**

3.3	Amendment to the Amended and Restated Certificate of Incorporation.**

4.1	Specimen Unit Certificate.**

4.2	Specimen Common Stock Certificate.**

4.3	Specimen Warrant Certificate.**

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.**

4.5	Form of Unit Purchase Option.**

5.1	Opinion of Patton Boggs LLP.**

10.1	Form of Letter Agreement among the Registrant, Ferris, Baker Watts, Incorporated, and James P. Wilson.**

10.2	Form of Letter Agreement among the Registrant, Ferris, Baker Watts, Incorporated and Keith D. Spickelmier.**

10.3	Form of Letter Agreement among the Registrant, Ferris, Baker Watts, Incorporated and Michael H. McConnell.**

10.4	Form of Letter Agreement among the Registrant, Ferris, Baker Watts, Incorporated and Herbert C. Williamson.**

10.5	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.**

Exhibit No.	Description

10.6	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.**

10.7	Form of Letter Agreement between 4350 Management, LLC and the Registrant regarding administrative support.***

10.8	Advance Agreement between the Registrant and James P. Wilson, dated May 18, 2005.***

10.9	Advance Agreement between the Registrant and Keith D. Spickelmier, dated May 18, 2005.***

10.10	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.**

10.11	Form of Warrant Purchase Agreement among each of James P. Wilson and Keith D. Spickelmier and Ferris, Baker Watts, Incorporated.**

23.1	Consent of Malone & Bailey, PC.**

23.2	Consent of Patton Boggs LLP.**

24	Power of Attorney (included on signature page of this Registration Statement).***

99.1	Audit Committee Charter**

99.2	Code of Ethics**

*	To be filed at a later date by amendment.

**	Filed herewith

***	Previously filed

ITEM 17.	UNDERTAKINGS.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 23rd day of September 2005.

JK ACQUISITION CORP.

By:	/s/ James P. Wilson

James P. Wilson
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
      The undersigned directors and officers of JK Acquisition Corp. hereby constitute and appoint James P. Wilson and Keith D. Spickelmier and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

By:	/s/ James P. Wilson James P. Wilson	Chief Executive Officer, Chairman of the Board of Directors and Secretary (Principal Executive Officer)	September 23, 2005

By:	/s/ Keith D. Spickelmier* Keith D. Spickelmier	President and Director	September 23, 2005

By:	/s/ Michael H. McConnell* Michael H. McConnell	Director	September 23, 2005

By:	/s/ Herbert C. Williamson* Herbert C. Williamson	Director	September 23, 2005

*By	James P. Wilson, attorney-in-fact.